Pricing Supplement dated March 19, 2021 to the Product Prospectus Supplement MLN‑ES‑ETF‑1 dated November 6, 2020 and Prospectus Dated June 18, 2019	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333‑231751

The Toronto‑Dominion Bank
$3,240,000
Autocallable Contingent Interest Barrier Notes with Memory Interest
Linked to the common stock of Chevron Corporation Due April 6, 2022
Senior Debt Securities, Series E

General
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The Notes are designed for investors who (i) wish to receive a Contingent Interest Payment (as defined below), plus any previously unpaid Contingent Interest Payments, if on any Review Date the Closing Price or Final Price, as applicable, of the common stock of Chevron Corporation (the “Reference Asset”) is greater than or equal to the Barrier Price (as defined below), (ii) are willing to accept the risk of losing a significant portion or all of their Principal Amount and of not receiving any Contingent Interest Payments over the term of the Notes and (iii) are willing to forgo fixed interest and dividend payments. Contingent Interest Payments should not be viewed as periodic interest payments.

•
The Notes will be automatically called prior to the Maturity Date if the Closing Price of the Reference Asset is greater than or equal to the Initial Price on any Review Date other than the Final Review Date. If the Notes are not automatically called and the arithmetic average of the Closing Price of the Reference Asset on each Averaging Date (the “Final Price”) is less than the Barrier Price, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price, and may lose the entire Principal Amount.

•	Any payments on the Notes, including any repayment of principal, are subject to our credit risk.
Key Terms
Issuer:	The Toronto‑Dominion Bank (“TD”)
Reference Asset:	The common stock of Chevron Corporation (Bloomberg ticker: “CVX”)
Principal Amount:	$1,000 per Note, subject to a minimum investment of $10,000 and integral multiples of $1,000 in excess thereof.
Term:	Approximately 54 weeks, subject to an automatic call.
Pricing Date:	March 19, 2021
Issue Date:	March 24, 2021, which is the third Business Day following the Pricing Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Maturity Date:	April 6, 2022, subject to postponement as described further under “Additional Terms — Market Disruption Events”.
Call Feature:
If the Closing Price of the Reference Asset on any Review Date other than the Final Review Date is greater than or equal to the Initial Price, we will automatically call the Notes and, on the applicable Call Payment Date, we will pay you a cash payment equal to the Principal Amount, plus the Contingent Interest Payment otherwise due and any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature. No further amounts will be owed to you under the Notes.

Call Payment Date:	If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Review Date.
Review Dates:
July 2, 2021, October 1, 2021, December 31, 2021 and April 1, 2022 (the “Final Review Date”). Each Review Date is subject to postponement as described further under “Additional Terms — Review Dates” herein.

Contingent Interest Payment Feature:
If the Closing Price of the Reference Asset on any Review Date other than the Final Review Date, or the Final Price as of the Final Review Date, is greater than or equal to the Barrier Price, a Contingent Interest Payment, plus any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature, will be paid to you on the corresponding Contingent Interest Payment Date. Contingent Interest Payments on the Notes are not guaranteed. You will not receive the Contingent Interest Payment with respect to a Review Date on the corresponding Contingent Interest Payment Date if the Closing Price on such Review Date other than the Final Review Date, or the Final Price as of the Final Review Date, is less than the Barrier Price. Any Contingent Interest Payment due on a Note will be paid to the registered holder of such Note, as determined on the record date, which will be the Business Day preceding the relevant Contingent Interest Payment Date. All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward as appropriate, to the nearest tenth of a cent.

Memory Interest Feature:
If a Contingent Interest Payment is not made on a Contingent Interest Payment Date (other than the Maturity Date) because the Closing Price of the Reference Asset is less than the Barrier Price on the related Review Date, such Contingent Interest Payment will be made on a later Contingent Interest Payment Date if the Closing Price of the Reference Asset (in the case of any Review Date other than the Final Review Date) or the Final Price (in the case of the Final Review Date), as applicable, is greater than or equal to the Barrier Price on the relevant Review Date. For the avoidance of doubt, once a previously unpaid Contingent Interest Payment has been made on a later Contingent Interest Payment Date, it will not be made again on any subsequent Contingent Interest Payment Date. If the Closing Price of the Reference Asset (in the case of any Review Date other than the Final Review Date) and the Final Price (in the case of the Final Review Date) are less than the Barrier Price on each of the Review Dates, you will receive no Contingent Interest Payments during the term of, and will not receive a positive return on, the Notes.

Contingent Interest Payment:	$31.10 per $1,000 Principal Amount of the Notes, if payable.
Contingent Interest Payment Dates:
With respect to each Review Date, the third Business Day following the related Review Date, with the exception that the final Contingent Interest Payment Date will be the Maturity Date, subject to postponement as described under “Additional Terms — Review Dates” or, if such day is not a Business Day, the next following Business Day.

Payment at Maturity (if not called):
If the Notes are not automatically called, on the Maturity Date, we will pay a cash payment, if anything, per Note equal to:
•    If the Final Price is greater than or equal to the Barrier Price: The Principal Amount of $1,000.
As discussed under “Contingent Interest Payment Feature” above, we will also pay any Contingent Interest Payment otherwise due and any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature.
•    If the Final Price is less than the Barrier Price: The sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Percentage Change.
If the Notes are not automatically called and the Final Price is less than the Barrier Price, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price, and may lose your entire Principal Amount. Any payments on the Notes are subject to our credit risk. All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward as appropriate, to the nearest cent.

Percentage Change:	The Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Price – Initial Price Initial Price
Initial Price:
$103.38, which was the Closing Price of the Reference Asset on the Pricing Date, as determined by the Calculation Agent, and subject to adjustment as described under “General Terms of the Notes — Anti‑Dilution Adjustments” in the product prospectus supplement.

Final Price:	The arithmetic average of the Closing Price of the Reference Asset on each of the “Averaging Dates” specified below, as determined by the Calculation Agent.
Averaging Dates:
March 28, 2022, March 29, 2022, March 30, 2022, March 31, 2022 and the Final Review Date. Each “Averaging Date” is a “Valuation Date” for the purposes of the product prospectus supplement and is subject to postponement as described under “Additional Terms — Market Disruption Events” herein.

Barrier Price:
$77.535, which is 75.00% of the Initial Price, as determined by the Calculation Agent and as subject to adjustment as described under “General Terms of the Notes — Anti‑Dilution Adjustments” in the product prospectus supplement.

CUSIP / ISIN:	89114TE24 / US89114TE245
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $977.20 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P‑5 and “Additional Information Regarding the Estimated Value of the Notes” on page P‑18 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P‑3 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS‑6 of the product prospectus supplement MLN‑ES‑ETF‑1 dated November 6, 2020, (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD2
Per Note	$1,000.00	$10.00	$990.00
Total	$3,240,000.00	$32,400.00	$3,207,600.00
[1]	The public offering price for investors purchasing the Notes in fiduciary accounts may have been as low as $990.00 (99.00%) per Note.
[2]
TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $10.00 per $1,000 Principal Amount of the Notes sold in this offering. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $10.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

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Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN‑ES‑ETF‑1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors” in this pricing supplement, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019: http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm

◾	Product Prospectus Supplement MLN‑ES‑ETF‑1 dated November 6, 2020: http://www.sec.gov/Archives/edgar/data/947263/000114036120024821/brhc10016595_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto‑Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

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Selected Purchase Considerations
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Limited Return Potential – The return potential of the Notes is limited to any Contingent Interest Payments you may receive over the term of the Notes and you will not participate in any appreciation in the price of the Reference Asset. If you don’t receive any Contingent Interest Payments over the term of the Notes, you will not have a positive return on your investment.

•
Potential For Automatic Call – The Notes will be automatically called if the Closing Price of the Reference Asset is greater than or equal to the Initial Price on any Review Date other than the Final Review Date and are, therefore, subject to reinvestment risk. If the Notes are automatically called, on the Call Payment Date, you will receive a cash payment per Note equal to the Principal Amount, plus the Contingent Interest Payment otherwise due and any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature.

•
Contingent Repayment of Principal, with Potential for Full Downside Exposure – If the Notes are not automatically called and the Final Price is greater than or equal to the Barrier Price, in addition to any Contingent Interest Payment otherwise due on the Maturity Date and any previously unpaid Contingent Interest Payments with respect to any previous Review Dates pursuant to the Memory Interest Feature, you will receive a cash payment per Note equal to the Principal Amount. If, however, the Notes are not automatically called and the Final Price is less than the Barrier Price, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price, and may lose your entire investment in the Notes.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Price is less than the Barrier Price, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price, and may lose the entire Principal Amount.
You Will Not Receive the Contingent Interest Payment With Respect to a Review Date on the Corresponding Contingent Interest Payment Date If the Closing Price or Final Price, as Applicable, on such Review Date Is Less Than the Barrier Price.
You will not necessarily receive Contingent Interest Payments on the Notes, and thus Contingent Interest Payments should not be viewed as periodic interest payments. You will not receive the Contingent Interest Payment with respect to a Review Date on the corresponding Contingent Interest Payment Date if the Closing Price of the Reference Asset on such Review Date (in the case of any Review Date other than the Final Review Date) or the Final Price (in the case of the Final Review Date), as applicable, is less than the Barrier Price. However, if a Contingent Interest Payment is not made on a Contingent Interest Payment Date (other than the Maturity Date) because the Closing Price of the Reference Asset is less than the Barrier Price on the related Review Date, such Contingent Interest Payment will be made on a later Contingent Interest Payment Date if the Closing Price of the Reference Asset (in the case of any Review Date other than the Final Review Date) or the Final Price (in the case of the Final Review Date), as applicable, is greater than or equal to the Barrier Price on the relevant Review Date.
If the Closing Price and Final Price, as applicable, of the Reference Asset is less than the Barrier Price on each Review Date over the term of the Notes, you will not receive any Contingent Interest Payments and you will not receive a positive return on your Notes. Generally, this non‑payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes. Accordingly, if we do not pay any Contingent Interest Payment on the Maturity Date, you will incur a loss of principal because the Final Price will be less than the Barrier Price, and you may lose your entire Principal Amount.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation in the Price of the Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely of the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of the Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a direct investment in the Reference Asset or in a security directly linked to the positive performance of the Reference Asset.
The Contingent Interest Payment Will Reflect, In Part, the Volatility of the Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher the Reference Asset’s volatility, the more likely it is that the Closing Price or Final Price, as applicable, of the Reference Asset could be less than the Initial Price or the Barrier Price on a Review Date or Averaging Date, as applicable. Volatility means the magnitude and frequency of changes in the price of the Reference Asset. This greater risk will generally be reflected in a higher Contingent Interest Payment for the Notes than the amount payable on our conventional debt securities of a comparable term.

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However, while the Contingent Interest Payment is set on the Pricing Date, the Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The Closing Price or Final Price, as applicable, of the Reference Asset could fall sharply on the Review Dates and Averaging Dates, resulting in few or no Contingent Interest Payments and in a significant or entire loss of principal.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest‑bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
The Amounts Payable on the Notes Are Not Linked to the Price of the Reference Asset at Any Time Other Than on the Applicable Review Dates or Averaging Dates, and the Payment at Maturity, if Any, will be Based on the Arithmetic Average of the Closing Price of the Reference Asset on Each of the Averaging Dates.
Any payments on the Notes will be based on the Closing Price of the Reference Asset only on the Review Dates and on the Averaging Dates (including the Final Review Date). Even if the price of the Reference Asset appreciates at any other time but then declines to a Closing Price or Final Price, as applicable, that is less than the Barrier Price on a Review Date, you will not receive the Contingent Interest Payment with respect to such Review Date on the corresponding Contingent Interest Payment Date.
In addition, any Payment at Maturity will be calculated by reference to the Final Price, which will be equal to the arithmetic average of the Closing Price of the Reference Asset on each of the Averaging Dates. In calculating the Final Price, positive performance of the Reference Asset on one or more Averaging Dates that would lead to a positive return on the Notes may be moderated, wholly offset or even reversed by changes in the price of the Reference Asset on one or more of the other Averaging Dates. Therefore, even if the Closing Price of the Reference Asset was greater than or equal to the Barrier Price on certain Averaging Dates (including the Final Review Date), the return on the Notes will be negative if the Closing Price was less than the Barrier Price on other Averaging Dates and the Final Price is less than the Barrier Price.
Risks Relating to Characteristics of the Reference Asset
There Are Single Stock Risks Associated with the Reference Asset.
The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and the issuer of the Reference Asset (the “Reference Asset Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Issuer and, therefore, the Reference Asset. You, as an investor in the Notes, should make your own investigation into the Reference Asset Issuer and the Reference Asset for your Notes. For additional information, see "Information Regarding the Reference Asset" in this pricing supplement and the Reference Asset Issuer's SEC filings. We urge you to review financial and other information filed periodically by the Reference Asset Issuer with the SEC.
You Will Have No Rights to Receive Any Shares of the Reference Asset and You Will Not Be Entitled to Dividends or Other Distributions by the Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of the Reference Asset. Your return on the Notes is limited to the Contingent Interest Payments, if any, and you will not participate in any appreciation of the Reference Asset even though, if the Final Price is less than the Barrier Price, you are subject to its downside market risk. Additionally, you will not have any voting rights, any rights to receive dividends or other distributions, or any rights against the Reference Asset Issuer. As a result, the return on your Notes will not reflect the return you would realize if you actually owned shares of the Reference Asset, participated in any appreciation of the Reference Asset and received the dividends paid or other distributions made in connection with the Reference Asset. The amount you receive on the Maturity Date, if anything, will be paid in cash and you have no right to receive delivery of shares of the Reference Asset.
We Do Not Control the Reference Asset Issuer and Are Not Responsible for Any of its Disclosure.
Neither we nor any of our affiliates have the ability to control the actions of the Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to the Reference Asset or Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information on itself or the Reference Asset, whether contained in SEC filings or otherwise. You should make your own investigation into the Reference Asset Issuer and the Reference Asset.

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Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed‑rate debt securities and the borrowing rate we would pay for our conventional, fixed‑rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed‑rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed‑rate debt securities, or the borrowing rate we would pay for our conventional, fixed‑rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark‑ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market‑making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your

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Notes before an automatic call or the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the Reference Asset at such time, and as a result, you may suffer substantial losses.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting the Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
You Will Have Limited Anti‑Dilution Protection.
The Calculation Agent may adjust the Initial Price and Barrier Price for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset upon the occurrence of certain events affecting the Reference Asset, as described in the product prospectus supplement under the section “General Terms of the Notes — Anti‑Dilution Adjustments”. The Calculation Agent is not required to make an adjustment for every event that may affect the Reference Asset and, even if the Calculation Agent does make an adjustment for any such event, those events or other actions by the Reference Asset Issuer may nevertheless adversely affect the price of the Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
Any Review Date or Averaging Date (including the Final Review Date) and the Related Payment Dates are Subject to Market Disruption Events and Postponement.
Each Review Date and Averaging Date (including the Final Review Date) and the related payment dates (including the Maturity Date) are subject to postponement as described herein and in the product prospectus supplement due to the occurrence of one of more Market Disruption Events. For a description of what constitutes a Market Disruption Event as well as the consequences of that Market Disruption Event, see “Additional Terms — Market Disruption Events” herein and “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable on, the Notes.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Notes by purchasing shares of the Reference Asset, securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Asset, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amounts payable on, the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and/or their customers’ accounts and in accounts under our and/or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or another of our affiliates may, at present or in the future, engage in business with the Reference Asset Issuer, such as making loans or providing investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and/or one or more of our affiliates’ (including the Agent’s) obligations and your interests as a holder of the Notes. Moreover, we, the Agent and/or another of our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or the Reference Asset Issuer. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent and/or another of our affiliates may affect the price of the Reference Asset and, therefore, the market value of, and any amounts payable on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.

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Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
The U.S. federal income tax treatment of the Contingent Interest Payments is unclear with respect to non‑U.S. holders. Accordingly, we will treat any Contingent Interest Payments on the Notes as subject to a 30% U.S. withholding tax. To the extent we have withholding responsibilities with respect to a Note, we intend to withhold such tax on any Contingent Interest Payment and we anticipate that other withholding agents would do the same. You are urged to consult your tax advisors regarding the application of the withholding tax to your Notes and the availability of any reduction in tax pursuant to an income tax treaty. No assurance can be given that you will be able to successfully claim a reduction in tax pursuant to an applicable income tax treaty. We will not pay any additional amounts in respect of any such withholding.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences”. If you are not a Non‑resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Autocallable Contingent Interest Barrier Notes with Memory Interest Linked to the common stock of Chevron Corporation Due April 6, 2022

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product prospectus supplement and the prospectus.
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Contingent Interest Barrier Notes with Memory Interest
Agent:	TDS
Currency:	U.S. Dollars
Review Dates:
The Review Dates will be the dates specified on the cover hereof and are subject to postponement for Market Disruption Events as described under “— Market Disruption Events” below. If any Review Date other than the Final Review Date is not a Trading Day, such date will be the next following Trading Day. If the Final Review Date is not a Trading Day, such date will be the next following Valid Date as described under “— Market Disruption Events” below.

Monitoring Period:	For purposes of the determination of the Final Price, the Calculation Agent will observe the Closing Price on each Averaging Date.
Market Disruption Events:
If a Market Disruption Event occurs or is continuing on any Review Date other than the Final Review Date (which is also the final Averaging Date and may be postponed as discussed below), the affected Review Date will be postponed to the next Trading Day on which no Market Disruption Event occurs or is continuing, by up to eight Trading Days. If the determination of the Closing Price of the Reference Asset for such Review Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Price of the Reference Asset will be determined and the Calculation Agent will estimate the price that would have prevailed in the absence of the Market Disruption Event. If a Review Date (other than the Final Review Date) is postponed, the corresponding Contingent Interest Payment Date (other than the Maturity Date, which may be postponed as discussed below) or Call Payment Date, as applicable, will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).
If a Market Disruption Event occurs or is continuing on an Averaging Date (including the Final Review Date), the affected Averaging Date will be postponed to the next Valid Date. A “Valid Date” is a Trading Day (i) on which no Market Disruption Event occurs or is continuing and (ii) which is not otherwise scheduled to be an Averaging Date. If the first succeeding Valid Date has not occurred as of the close of trading on the eighth Trading Day immediately following the original date such that, but for the occurrence of another Averaging Date or a Market Disruption Event, would have been the final Averaging Date, then (1) that eighth Trading Day shall be deemed to be the Averaging Date (irrespective of whether that eighth Trading Day is already an Averaging Date), and (2) the Calculation Agent shall determine the Closing Price on such day as specified above. If the Calculation Agent postpones the determination of the Closing Price on an Averaging Date (and therefore postpones the determination of the Final Price), the Maturity Date will be postponed to maintain the same number of Business Days between the final Averaging Date and the Maturity Date as existed prior to the postponement(s).
Each Review Date and each Averaging Date is a “Valuation Date” for purposes of the product prospectus supplement. See “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement for events that constitute a Market Disruption Event.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.

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Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail‑in:	The Notes are not bail‑inable debt securities (as described in the prospectus) under the Canada Deposit Insurance Corporation Act.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Price, Closing Prices, Final Price and Percentage Changes of the Reference Asset used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the actual Initial Price, Closing Price, or Final Price, or the price of the Reference Asset on any Trading Day prior to the Maturity Date. All examples assume an Initial Price of $100.00, a Barrier Price of $75.00 (75.00% of the Initial Price), a Contingent Interest Payment of $31.10 per Note, that the Notes may be subject to an automatic call on any Review Date other than the Final Review Date, that a holder purchased Notes with a Principal Amount of $1,000 and that no Market Disruption Event occurs on any Review Date, including the Final Review Date. The actual terms of the Notes are indicated on the cover hereof.
Example 1 — The Notes Are Automatically Called on the First Call Payment Date.
Review Date	Closing Price	Payment (per Note)
First	$110.00 (greater than or equal to the Initial Price)	$1,000 (Principal Amount) + $31.10 (Contingent Interest Payment) $1,031.10 (Total Payment upon Automatic Call)
	Total Payment:	$1,031.10 (3.11% total return)
Because the Closing Price is greater than or equal to the Initial Price (and therefore also greater than the Barrier Price) on the first Review Date, the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,031.10 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment, for a return of 3.11% per Note. No further amounts will be owed under the Notes.
Example 2 — The Notes Are Automatically Called on the Third Call Payment Date.
Review Date	Closing Price	Payment (per Note)
First	$97.50 (less than the Initial Price; greater than or equal to the Barrier Price)	$31.10 (Contingent Interest Payment)
Second	$60.00 (less than the Barrier Price)	$0.00
Third	$120.00 (greater than or equal to the Initial Price)	$1,000 (Principal Amount) + $62.20 (Contingent Interest Payment and previously unpaid Contingent Interest Payment in respect of the second Review Date) $1,062.20 (Total Payment upon Automatic Call)
	Total Payment:	$1,093.30 (9.33% total return)
Because the Closing Price on the first Review Date is greater than or equal to the Barrier Price and less than or equal to the Initial Price, we will pay you the Contingent Interest Payment with respect to such Review Date on the corresponding Contingent Interest Payment Date. Because the Closing Price of the Reference Asset on the second Review Date is less than the Barrier Price, we will not pay a Contingent Interest Payment with respect to such Review Date on the corresponding Contingent Interest Payment Date. Because the Closing Price is greater than or equal to the Initial Price (and therefore also greater than the Barrier Price) on the third Review Date, the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,062.20 per Note, reflecting the Principal Amount plus the Contingent Interest Payment with respect to such Review Date and the previously unpaid Contingent Interest Payment with respect to the second Review Date. When added to the Contingent Interest Payment of $31.10 paid in respect of the first Contingent Interest Payment Date, TD will have paid you a total of $1,093.30 per Note, a return of 9.33% per Note.

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Example 3 — The Closing Price of the Reference Asset is Less Than the Barrier Price on Each Review Date Prior to the Final Review Date, the Notes Are Not Automatically Called and the Final Price is Greater Than or Equal to the Barrier Price.
Review Date	Closing Price	Payment (per Note)
First through Third	Various (all less than the Barrier Price)	$0.00
Final Review Date	$85.00* (greater than or equal to the Barrier Price)	$1,000 (Principal Amount) +$124.40 (Contingent Interest Payment and previously unpaid Contingent Interest Payments in respect of the prior Review Dates) $1,124.40 (Total Payment on Maturity Date)
	Total Payment:	$1,124.40 (12.44% total return)
* Represents the arithmetic average of the Closing Price of the Reference Asset on each of the Averaging Dates.
Because the Closing Price of the Reference Asset on each Review Date prior to the Final Review Date is less than the Barrier Price, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be called. Because the Final Price is greater than or equal to the Barrier Price on the Final Review Date, we will pay you a cash payment equal to $1,124.40 per Note on the Maturity Date, reflecting the Principal Amount plus the applicable Contingent Interest Payment with respect to the Final Review Date and the previously unpaid Contingent Interest Payments with respect to the prior Review Dates. In this scenario, TD will have paid you a total of $1,124.40 per Note, a return of 12.44% per Note.
Example 4 — The Closing Price of the Reference Asset is Less Than the Barrier Price on Each Review Date Prior to the Final Review Date, the Notes Are Not Automatically Called and the Final Price is Less Than the Barrier Price.
Review Date	Closing Price	Payment (per Note)
First through Third	Various (all less than the Barrier Price)	$0.00
Final Review Date	$40.00* (less than the Barrier Price)	= $1,000 + ($1,000 x Percentage Change) = $1,000 + ($1,000 x ‑60.00%) = $400.00 (Total Payment on Maturity Date)
	Total Payment:	$400.00 (60.00% loss)
* Represents the arithmetic average of the Closing Price of the Reference Asset on each of the Averaging Dates.
Because the Closing Price of the Reference Asset on each Review Date prior to the Final Review Date is less than the Barrier Price, we will not pay the Contingent Interest Payment on any of the corresponding Contingent Interest Payment Dates and the Notes will not be called. Because the Final Price is less than the Barrier Price on the Final Review Date, we will pay you a cash payment equal to the Principal Amount plus the product of the Principal Amount and Percentage Change on the Maturity Date, for a total of $400.00 per Note, a loss of 60.00% per Note.

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The following table illustrates the hypothetical payments per Note that may be realized at maturity for a range of hypothetical Final Prices of the Reference Asset, based on the hypothetical terms set forth above. The table assumes that the Notes have not been automatically called and does not reflect any Contingent Interest Payment that may be payable prior to the Maturity Date or any previously unpaid Contingent Interest Payments otherwise due on the Maturity Date pursuant to the Memory Interest Feature.
The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The numbers appearing in the following table may have been rounded for ease of analysis.
Hypothetical Final Price(1)	Hypothetical Percentage Change as of Final Review Date	Payment at Maturity(2)	Return on the Notes(2)(3)
$140.00	40.00%	$1,031.10	3.11%
$130.00	30.00%	$1,031.10	3.11%
$120.00	20.00%	$1,031.10	3.11%
$110.00	10.00%	$1,031.10	3.11%
$100.00	0.00%	$1,031.10	3.11%
$90.00	‑10.00%	$1,031.10	3.11%
$80.00	‑20.00%	$1,031.10	3.11%
$75.00	‑25.00%	$1,031.10	3.11%
$70.00	‑30.00%	$700.00	‑30.00%
$60.00	‑40.00%	$600.00	‑40.00%
$50.00	‑50.00%	$500.00	‑50.00%
$40.00	‑60.00%	$400.00	‑60.00%
$30.00	‑70.00%	$300.00	‑70.00%
$20.00	‑80.00%	$200.00	‑80.00%
$10.00	‑90.00%	$100.00	‑90.00%
$0.00	‑100.00%	$0.00	‑100.00%

(1)	Represents the arithmetic average of the Closing Prices of the Reference Asset on each of the Averaging Dates.
(2)	Does not include any previously unpaid Contingent Interest Payments otherwise due pursuant to the Memory Interest Feature.
(3)
This column reflects the return received only in respect of the Payment at Maturity. In addition to this payment, if the Closing Price of the Reference Asset was greater than or equal to the Barrier Price (but below the Initial Price) on one or more of the preceding Review Dates, investors would have previously received the applicable Contingent Interest Payment(s) on the corresponding Contingent Interest Payment Date(s).

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Information Regarding the Reference Asset
The Reference Asset is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
 The graph below sets forth the information relating to the historical performance of the Reference Asset for the period specified. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price or Final Price of the Reference Asset on any Review Date or Averaging Date. We cannot give you any assurance that the performance of the Reference Asset will result in a positive return on your initial investment.
Chevron Corporation
According to publicly available information, Chevron Corporation (“Chevron”) is a petroleum company that manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations. Information filed by Chevron with the SEC can be located by reference to its SEC file number: 001‑00368, or its CIK Code: 0000093410. Chevron’s common stock is listed on the New York Stock Exchange under the ticker symbol “CVX”.
Historical Information
The graph below illustrates the performance of the Reference Asset from March 19, 2011 through March 19, 2021. The dotted line represents the Barrier Price of $77.535, which is equal to 75.00% of the Initial Price.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the Reference Asset on any Review Date or any Averaging Date or that the performance of the Reference Asset will result in a positive return on your initial investment.
Chevron Corporation (CVX)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non‑U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non‑U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires Notes upon initial issuance and holds its Notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Asset. Pursuant to this treatment, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid on or with respect to the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. If your Notes are so treated, upon the taxable disposition of a Note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition (adjusted for accrued and unpaid Contingent Interest Payments treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long‑term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short‑term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Review Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008‑2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008‑2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income in excess of any receipt of Contingent Interest Payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non‑U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non‑U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non‑U.S. Holders. The U.S. federal income tax treatment of the Contingent Interest Payments is unclear. Accordingly, we will treat any Contingent Interest Payments on the Notes as subject to a 30% U.S. withholding tax. To the extent we have withholding responsibilities with respect to a Note, we intend to withhold such tax on any Contingent Interest Payment and we anticipate

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that other withholding agents would do the same. You are urged to consult your tax advisors regarding the application of the withholding tax to your Notes and the availability of any reduction in tax pursuant to an income tax treaty. No assurance can be given that you will be able to successfully claim a reduction in tax pursuant to an applicable income tax treaty. We will not pay any additional amounts in respect of any such withholding.
If you are a non‑U.S. holder, you should provide us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W‑8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of the Notes (other than amounts or proceeds attributable to a Contingent Interest Payment or any accrued but unpaid Contingent Interest Payment) generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non‑U.S. holder in the U.S., (ii) the non‑U.S. holder is a non‑resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non‑U.S. holder has certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non‑U.S. holder in respect of a Note upon a taxable disposition of a Note to the U.S. federal income tax on a net basis and the gross proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non‑U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non‑U.S. holder with respect to a “specified equity‑linked instrument” that references one or more dividend‑paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity‑linked instruments that have a delta of one (“delta‑one specified equity‑linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity‑linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity‑linked instruments that are not delta‑one specified equity‑linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta‑one” with respect to the Reference Asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta‑one specified equity‑linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta‑one specified equity‑linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.‑source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.‑source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non‑financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

TD SECURITIES (USA) LLC	P-15

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non‑U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-16

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $10.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts.
TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker‑dealer for providing certain electronic platform services with respect to this offering.
For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the Notes are automatically called.
Delivery of the Notes will be made against payment therefor on the Issue Date, which is the third Business Day following the Pricing Date. Under Rule 15c6‑1 of the Exchange Act, trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market‑making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market‑making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-17

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non‑affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price‑sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” beginning on page P‑3. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P‑3 of this pricing supplement.

TD SECURITIES (USA) LLC	P-18

Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 24, 2019 which has been filed as Exhibit 5.3 to the registration statement on Form F‑3 filed by TD on May 24, 2019.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors' rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 24, 2019, which has been filed as Exhibit 5.2 to the registration statement on Form F‑3 filed by TD on May 24, 2019.

TD SECURITIES (USA) LLC	P-19